Exhibit 10.3

GIGPEAK, INC.
2008 EQUITY INCENTIVE PLAN
(Amended and Restated on April 13, 2016)

Nonstatutory Stock Option

1.	Grant of Option.

This certificate evidences a nonstatutory stock option (this “Stock Option”) granted by GigPeak, Inc., a Delaware corporation (the “Company”), to you (the "Participant") pursuant to the Company's 2008 Equity Incentive Plan (as from time to time in effect, the "Plan"). Under this Stock Option, the Participant may purchase, in whole or in part, on the terms herein provided, shares of common stock of the Company (the "Shares") at a price which are not less than          the fair market value of the Shares on the date of grant of this Stock Option..  The latest date on which this Stock Option, or any part thereof, may be exercised ten years from the date of grant (the "Final Exercise Date"). The Stock Option evidenced by this certificate is intended to         be, and is hereby designated, a nonstatutory option, that is, an option that does not qualify as an incentive stock option as defined in section 422 of the Internal Revenue Code of 1986, as amended from time to time (the "Code"). Unless otherwise defined in this Stock Option, the terms used in this Stock Option shall have the meaning defined in the Plan.

This Stock Option is exercisable as per cumulative installments prior to the final exercise date, as noted under the Grant Summary Table.

Notwithstanding the foregoing, upon termination of the Participant's Employment, any portion of this Stock Option that is not then exercisable will promptly expire and the remainder of this Stock Option will remain exercisable for three months; provided, that any portion of this Stock Option held by the Participant immediately prior to the Participant's death, to the extent then exercisable, will remain exercisable for one year following the Participant's death; and further provided, that in no event shall any portion of this Stock Option be exercisable after the Final Exercise Date.

2.	Exercise of Stock Option.

Each election to exercise this Stock Option shall be in writing in the form attached hereto, signed by the Participant or the Participant's executor, administrator, or legally appointed representative (in the event of the Participant’s incapacity) or the person or persons to whom this Stock Option is transferred by will or the applicable laws of descent and distribution (collectively, the "Option Holder"), and received by the Company at its principal office, accompanied by this certificate and payment in full as provided in the Plan.  Subject to the further terms and conditions provided in the Plan, the purchase price may be paid as follows: (i) by delivery of cash or check acceptable to the Administrator; (ii) through a broker-assisted exercise program acceptable to the Administrator; (iii) at the discretion of the Administator on a case by case basis, by “cashless exercise” (as described in question 9 of the “2008 Equity Incentive Plan – Plan Summary and Prospectus”); or (iv) through any combination of the foregoing.  In the event that this Stock Option is exercised by an Option Holder other than the Participant, the Company will be under no obligation to deliver Shares hereunder unless and   until it is satisfied as to the authority of the Option Holder to exercise this Stock Option.

3.	Restrictions on Transfer of Shares; Repurchase Rights.

(a)          Transfer Restrictions. If at the time this Stock Option is exercised the Company or any of its shareholders is a party to any agreement restricting the transfer of any outstanding shares of the Company’s common stock, the Administrator may provide that this Stock Option may be exercised only if the Shares so acquired are made subject to the transfer restrictions set forth in that agreement (or if more than one such agreement is then in effect, the agreement or agreements specified by the Administrator).

(b)          Repurchase Rights.  Each Share acquired upon exercise of this Stock Option shall be subject to the provisions of this Section 4(b), and the Participant, by exercising this Stock Option, agrees to take such actions then or thereafter as the Administrator may from time to time require to effectuate or facilitate the administration of this Section 3(b).

(i)          Upon termination of the Participant’s Employment for Cause (a “Termination Event”) at any time, the Company shall have the right and option, but not the obligation (the “repurchase right”), to purchase from the Participant or such other person as then holds Shares acquired upon exercise of this Stock Option, or any of them, any or all of the Shares acquired upon exercise of this Stock Option. If the Company exercises the repurchase right it shall pay the holder as the purchase price for any Share so purchased an amount (the “Purchase Price”) equal to the lower of the fair market value   of such Shares or the exercise price paid upon exercise of this Stock Option for such Shares pursuant to Section 2 above.  For the purposes of this Section 3(b), the “fair market value” of a Share on any date shall equal, for so long as the common stock is quoted on an over-the-counter trading system, the average of the last reported “bid” price on each day that the common stock trades for the 10 day period following the date of termination or, if the common stock is traded on a national securities exchange or other national market, the average of the closing sale price on such exchange or market for the 10 day period following the date of termination.  For purposes of this section 3(b)(i), “Cause” shall mean(i) the violation by the Participant of any reasonable rule or policy of the Board of Directors or the Participant’s superiors or the chief executive officer of the Company that results in damage to the Company or which, after notice to do so, the Participant fails to correct within a reasonable time; (ii) any willful misconduct or gross negligence by the Participant in the responsibilities assigned to him or her; (iii) the Participant’s willful failure to perform his or her job as required to meet the objectives of the Company; (iv) any wrongful conduct of the Participant that has an adverse impact on the Company or that constitutes a misappropriation of the assets of the Company; (v) the Participant’s unauthorized disclosure of confidential information; or (vi) the Participant’s performance of services for any other person that competes with the Company while he or she is employed by or provides services to the Company, without the written approval of the chief executive officer of the Company; provided that if the Participant has an employment agreement with the Company, “Cause” shall, in lieu of this definition, be defined as set forth in the employment agreement.

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(ii)          The Company may exercise the repurchase right described in Section 3(b)(i) above as to any Share by giving the holder of the Share a written notice of election to purchase at any time after the later of (A) the date of the Termination Event, or (B) the date on which such Share is acquired upon exercise of this Stock Option, but not later than the date which falls seven months after the later of (A) and (B).  Any such notice of election shall specify the number of Shares to be purchased and the Purchase Price for such Shares.  The closing for the purchase by the Company of such Shares pursuant to the provisions of this Section 3(b) will take place at the offices of the Company on the date specified in such written notice, which date shall be a business day not later than sixty (60) days after the date such notice is given.  At such closing, the holder of the Share or Shares to be repurchased shall deliver such Shares, duly endorsed for transfer, against payment in full (in cash or by certified or official bank check) of the Purchase Price therefor. In the alternative, the Company may, upon delivery of the purchase price to a nationally recognized overnight delivery company, postage prepaid, addressed to the Participant’s address on the books and records of the Company, cancel the Shares to be purchased on the books and records of the Company without any further action by the Participant.

(iii)          In the event that the Company chooses not to exercise its repurchase right under this Section 3(b), the Shares subject to the repurchase right shall thereafter cease to be subject thereto.

(iv)          In order to facilitate the repurchase by the Company of Shares acquired upon exercise of this Stock Option, the stock certificates representing the Shares shall, for so long as such Shares are subject to repurchase pursuant to this Section 3(b), remain in the custody of the Company.

4.	Withholding; Agreement to Provide Security.

If at the time this Stock Option is exercised the Company determines that under applicable law and regulations it could be liable for the withholding of any federal or state tax upon exercise or with respect to a disposition of any Shares acquired upon exercise of this Stock Option, this Stock Option may not be exercised unless the person exercising this Stock Option remits to the Company any amounts determined by the Company to be required to be withheld upon exercise (or makes other arrangements satisfactory to the Company for the payment of such taxes).

5.	Nontransferability of Stock Option.

This Stock Option is not transferable by the Participant otherwise than by will or the laws of descent and distribution, and is exercisable during the Participant's lifetime only by the Participant (or in the event of the Participant's incapacity, the person or persons legally appointed to act on the Participant's behalf).

6.	Provisions of the Plan.

This Stock Option is subject to the provisions of the Plan, which are incorporated herein by reference.  A copy of the Plan as in effect on the date of the grant of this Stock Option has been furnished to the Participant.  By exercising all or any part of this Stock Option, the Participant agrees to be bound by the terms of the Plan and this certificate. All initially capitalized terms used herein will have the meaning specified in the Plan, unless another meaning is specified herein.

IN WITNESS WHEREOF, the Company has caused this instrument to be executed by its duly authorized officer.

GIGPEAK, INC.

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Notice of Incentive Stock Option of GigPeak, Inc.

Company Name	GigPeak, Inc.

Plan	GigPeak Inc 2008 EIP

Participant Id

Participant Name

Participant Address

Grant/Award Type	Nonstatutory Stock Option

Share Amount

Grant/Award Price

Grant/Award Date

Expiration Date

VESTING SCHEDULE

Vesting Date	No. of Shares	Percent